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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITOR

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Landec Corporation for the registration of 2,580,663 shares of its common stock and to the incorporation by reference therein of our report dated December 19, 2001, with respect to the consolidated financial statements and schedule of Landec Corporation included in its Annual Report (Form 10-K) for the year ended October 28, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
June 20, 2002

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  EXHIBIT 23.1